Exhibit 99.1

Keyuan Petrochemicals Completes $20.3 Million Private Placement; Adds New Board Member

NINGBO, China, September 29, 2010 -- Keyuan Petrochemicals, Inc. (Nasdaq: KEYP) (“Keyuan or the “Company”), a leading independent manufacturer and supplier of various petrochemical products in China, announced that the Company closed a private placement financing with institutional investors with gross proceeds of $20.3 million to fund the purchase of raw materials for its petrochemical production facility.  The lead investor was private equity fund Prax Capital (“Prax”) of Shanghai, PRC.

The Company issued 540,001 investment units (the “Units”). Each unit includes 10 shares of Series B preferred stock convertible into ordinary common shares, in addition to 1.5 Class C Warrants with an exercise price of $4.50 per share and 1.5 Class D Warrants with an exercise price of $5.25. TriPoint Global Equities, LLC was the placement agent on the transaction.

"We are delighted to add Prax Capital as a strategic shareholder" stated Chungfeng Tao, Chairman and Chief Executive Officer of Keyuan. "With a successful track record of helping emerging companies and extensive network of entrepreneurs and investors in China, Prax will be a tremendous financial and strategic asset to Keyuan. While we have adequate capital to meet our growth plans, the $20.3 million investment gives us supplementary financial flexibility to secure additional raw materials at favorable prices to run through our recently increased production projection of 660,000 metric tons.”

Keyuan will invest the $20.3 million of new capital to generate incremental revenues and profits. The Company recently raised its 2010 guidance by approximately 20% to $550 million revenues and $36.3 million net income. The Company is confident in reaching its full year numbers. Management will also provide an update to its fiscal 2010 financial guidance and 2011 guidance when the Company reports third quarter results in November 2010.

Keyuan recently announced that the Company commenced construction of the first Styrene-Butadiene-Styrene (“SBS”) production facility in Ningbo, Zhejiang Province on September 1st. The new SBS facility will be located adjacent to its current production facility and is expected to add 70,000 metric tons to Keyuan’s production capacity by the end of 2011. The new facility is anticipated to achieve 80% utilization rate in 2012, the first full year of production, and generate approximately $110 million of sales and $10 million to $11 million of net income in 2012.

As part of the financing, Mr. Lei Xu (Michael), a partner of Prax Capital, will join Keyuan’s board of directors. Prax is a private equity fund focusing on growth capital investments in China. Michael joined Prax Capital in 2003, and has been primarily responsible for leading the investment team in sourcing, evaluating and executing deals, including the investments in Suntech (NYSE: STP) and Little Sheep (HK: 0968). Prior to joining Prax, Michael worked at New Margin Ventures, Kamsky Associates, Inc. and Deloitte & Touch. Michael holds an MBA degree from the Wharton School at the University of Pennsylvania and a law degree from Ningbo University in China. The addition of Mr. Xu brings the total number of independent board directors to 4.

“We are very attracted by Keyuan’s unique technology and its entrepreneurial management team; a rare combination in the petrochemical sector in China,” said Mr. Xu.  “We look forward to a long-term partnership with Mr. Tao and his team to grow Keyuan into a leading non-State-owned petrochemical company in China.”

About Keyuan Petrochemicals, Inc.

Keyuan Petrochemicals, Inc., established in 2007 and operating through its wholly-owned subsidiary, Keyuan Plastics, Co. Ltd., is located in Ningbo, China and is a leading independent manufacturer and supplier of various petrochemical products. Having commenced production in October 2009, Keyuan's operations include an annual petrochemical manufacturing design capacity of 550,000 MT for a variety of petrochemical products, with facilities for the storage and loading of raw materials and finished goods, and a technology that supports the manufacturing process with low raw material costs and high utilization and yields. In order to meet increasing market demand, Keyuan plans to expand its manufacturing capacity to include a SBS production facility, additional storage capacity, a raw material pre-treatment facility, and an asphalt production facility.

About Prax Capital

Prax Capital is a China-focused private equity firm established by a team of experienced Chinese and Western professionals who combine in-depth industrial knowledge, hands-on operating experience and financial expertise. Prax Capital emphasizes to create sustainable value for our portfolio companies. Members of our team have founded and managed successful businesses in China, Europe and the Americas. Prax Capital focuses on growth-stage industrial manufacturing and retail andconsumer companies in China.

About TriPoint Global Equities, LLC

TriPoint Global Equities, LLC ("TriPoint Global"), a FINRA member firm, is a boutique investment bank that provides U.S. and non-U.S. companies of up to $500 million in revenue with capital raising, corporate finance advisory services and assistance with navigating the regulatory environment for companies listing on U.S. markets. TriPoint Global maintains specialized practices in institutional private placements, mergers and acquisitions, and corporate finance. TriPoint has offices in New York, Washington, D.C. and Atlanta. For more information, please visit http://www.tripointglobalequities.com.

Safe Harbor Statement

This press release includes statements that may constitute forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These forward-looking statements can be identified by terminology such as "will," "expects," "anticipates," "future," "intends," "plans," "believes," "estimates" and similar statements. For example, statements about the future use of the proceeds are forward looking and subject to risks. Keyuan Petrochemicals, Inc. may also make written or oral forward-looking statements in its periodic reports to the U.S. Securities and Exchange Commission on forms 10-K, 10-Q and 8-K, in its annual report to shareholders, in press releases and other written materials and in oral statements made by its officers, directors or employees to third parties. Statements that are not historical facts, including statements about the Company's beliefs and expectations, are forward-looking statements. Forward-looking statements involve inherent risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. A number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. Potential risks and uncertainties include, but are not limited to, risks outlined in the Company's filings with the U.S. Securities and Exchange Commission, including its registration statement on Form S-1, as amended. The Company does not undertake any obligation to update any forward-looking statement, except as required under applicable law.

Contacts:

Investor Relations:
HC International, Inc.
Ted Haberfield
Executive VP
Tel: +1-760-755-2716
Email: thaberfield@hcinternational.net

Mr. Andrew Haag, Managing Partner, USA
Hampton Growth, LLC
Tel: +1-877-368-3566
E-mail: andrew@hamptongrowth.com
Website: www.hamptongrowth.com

Mark Elenowitz, CEO

TriPoint Global Equities, LLC

Tel: + 212 732 -7184

Website:   www.tripointglobalequities.com